As filed with the Securities and Exchange Commission on December 27, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEXTNAV INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-0854654
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1775 Tysons Blvd., 5th Floor McLean, VA	22102
(Address of Principal Executive Offices)	(Zip Code)

NextNav Inc. 2021 Omnibus Incentive Plan

NextNav Inc. 2021 Employee Stock Purchase Plan

2011 Unit Option and Profits Interest Plan

(Full Title of the Plan)

Christian Gates

Chief Financial Officer

NextNav Inc.

1775 Tysons Blvd., 5th Floor

McLean, VA 22102

(Name and Address of Agent For Service)

(800) 775-0982

(Telephone Number, Including Area Code, of Agent For Service)

With Copies to:

Randy S. Segal, Esq. John P. Duke, Esq. Hogan Lovells US LLP 8350 Broad St., 17th Floor Tysons, VA 22102 (703) 610-6100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☒
	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
NextNav Inc. 2021 Omnibus Incentive Plan
- Common Stock, $0.0001 par value per share	12,818,902	(2)	$7.93	(5)	$101,653,892.86	(5)
NextNav Inc. 2021 Employee Stock Purchase Plan
- Common Stock, $0.0001 par value per share	1,000,000	(3)	$7.93	(5)	$7,930,000.00	(5)
2011 Unit Option and Profits Interest Plan
- Common Stock, $0.0001 par value per share	1,968,861	(4)	$0.38	(6)	$748,167.18	(6)
Total	15,787,763				$110,332,060.04		$10,227.78

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock, $0.0001 par value per share (“Common Stock”), of NextNav Inc. (the “Registrant”) reserved for future issuance pursuant to the NextNav Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”).

(3)	Represents shares of Common Stock of the Registrant reserved for future issuance pursuant to the NextNav Inc. 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”).

(4)	Represents shares of Common Stock of the Registrant issuable upon the exercise of options pursuant to the 2011 Unit Option and Profits Interest Plan (the “2011 Plan”).

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $7.93, the average of the high and low sale prices of the Common Stock on The Nasdaq Capital Market on December 20, 2021, in accordance with Rule 457(c) of the Securities Act.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the weighted-average exercise price of the vested options under the 2011 Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by the Registrant to register (a) 12,818,902 shares of Common Stock reserved for future issuance pursuant to the Omnibus Plan, (b) 1,000,000 shares of Common Stock reserved for future issuance pursuant to the Employee Stock Purchase Plan, and (c) 1,968,861 shares of Common Stock issuable upon the exercise of options pursuant to the 2011 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of this registration statement on Form S-8 (this “Registration Statement”) will be delivered in accordance with Rule 428(b) under the Securities Act. The documents containing such information are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement, or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a)

the Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on November 23, 2021, relating to the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-260687), originally filed with the Commission on November 2, 2021 (as amended, including all exhibits);

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the Commission on October 22, 2021 and the Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the Commission on (i) October 28, 2021, as amended by those certain amendments filed with the Commission on October 28, 2021, October 29, 2021, and November 15, 2021, and (ii) November 17, 2021; and

(c)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 28, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derived an improper personal benefit;

●	act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of the director’s duty of loyalty to the corporation or its stockholders.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides, in general, that if a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b) of the DGCL, or in defense of any claim, issue or matter therein, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection therewith.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Under the Omnibus Plan, no member of the Registrant’s board of directors or the Committee (as defined in the Omnibus Plan) shall be liable for any action or determination made in good faith. None of the foregoing persons, the Registrant, an Affiliate (as defined in the Omnibus Plan), nor any person acting on behalf of the foregoing will be liable to any Grantee (as defined in the Omnibus Plan), including such Grantee’s estate or beneficiary, or any other holder of an award under the Omnibus Plan, by reason of any acceleration of income, any additional tax (including any interest and penalties) asserted by reason of the failure of an award under the Omnibus Plan to satisfy the requirements of Code Section 422 or Code Section 409A or by reason of Code Section 4999 (as such terms are defined in the Omnibus Plan), or otherwise asserted with respect to such award.

Under the ESPP, no member of the Registrant’s board of directors, the compensation committee of the board of directors, or the Custodian (as defined in the ESPP) shall be liable to any person (i) for any act, failure to act, or determination made in good faith with respect to the ESPP or options granted thereunder or (ii) for any tax (including interest and penalties) by reason of the failure of the ESPP, any option granted thereunder, or an Offering Period (as defined in the ESPP) to satisfy the requirements of Code Section 423 (as defined in the ESPP), the failure of the participant in the ESPP to satisfy the requirements of Code Section 423, or otherwise asserted with respect to the ESPP, options granted thereunder, or shares of Common Stock purchased or deemed purchased under the ESPP.

The Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The Registrant’s bylaws provide that the Registrant must indemnify and advance expenses to its directors and officers to the fullest extent authorized by the DGCL and the Registrant’s certificate of incorporation.

The Registrant has entered into separate indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for in the Registrant’s certificate of incorporation and bylaws. These indemnification agreements, among other things, require the Registrant to indemnify its directors and executive officers for certain expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) in any action or proceeding arising out of their services as one of the Registrant’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Registrant’s request.

The Registrant also maintains a directors’ and officers’ liability insurance policy pursuant to which the Registrant’s directors, officers and certain employees are insured against liability for actions taken in their capacities as directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1*	Amended and Restated Certificate of Incorporation of NextNav Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed by NextNav Inc. on November 2, 2021).

4.2*	Bylaws of NextNav Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by NextNav Inc. on October 28, 2021).

4.3*	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 filed by NextNav Inc. on August 25, 2021).

4.4*+	NextNav Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by NextNav Inc. on October 28, 2021).

4.5*+	NextNav Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by NextNav Inc. on October 28, 2021).

4.6+	2011 Unit Option and Profits Interest Plan.

5.1	Opinion of Hogan Lovells US LLP.

23.1	Consent of Marcum LLP.

23.2	Consent of Marcum LLP.

23.3	Consent of Ernst & Young LLP.

23.4	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

*	Filed previously.
+	Indicates a management or compensatory plan.

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on this 27th day of December, 2021.

NEXTNAV INC.

By:	/s/ Ganesh Pattabiraman
Name:	Ganesh Pattabiraman
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Ganesh Pattabiraman	President, Chief Executive Officer and Director	December 27, 2021
Ganesh Pattabiraman	(Principal Executive Officer)

/s/ Christian D. Gates	Chief Financial Officer	December 27, 2021
Christian D. Gates	(Principal Financial Officer)

/s/ Sammaad R. Shams	Corporate Accounting Officer	December 27, 2021
Sammaad R. Shams	(Principal Accounting Officer)

/s/ Gary M. Parsons	Chairman and Director	December 27, 2021
Gary M. Parsons

/s/ Peter D. Aquino	Director	December 27, 2021
Peter D. Aquino

/s/ Bandel L. Carano	Director	December 27, 2021
Bandel L. Carano

/s/ James B. Fleming	Director	December 27, 2021
James B. Fleming

/s/ Alan B. Howe	Director	December 27, 2021
Alan B. Howe